Exhibit 99.1

uDate.com continues to deliver strong revenue and profit growth in Q3, 2002

NEW YORK, NY—October 25, 2002—uDate.com Inc (OTCBB: UDAT), the global online personals group providing dating and matchmaking services through two leading Web properties, www.udate.com and www.kiss.com, today announced preliminary revenues of $10.6 million for the three months ended September 30, 2002 compared to $6.6 million for the three months ended September 30, 2001, an increase of 61%. Furthermore, revenues were up 13% versus the previous quarter and were broadly in line with third quarter guidance of $11.0 million. Net income before tax for the three months ended September 30, 2002 rose to $3.4 million, representing growth of 554% year on year and 18% quarter on quarter.

Earnings before interest tax depreciation and amortization (EBITDA) for the three months ended September 30, 2002 was $4.0 million on a US GAAP basis, matching the $4.0 million guidance target for the period. Net earnings for the three months ended September 30, 2002 were $1.9 million, after a tax charge of $1.5 million. This contrasts with year-ago net earnings of $0.5 million. Fully diluted earnings per share (EPS) was $0.07 compared to $0.02 in the same period last year. Net increase in cash and cash equivalents for the three months ended September 30, 2002 was $1.5 million compared to $1.0 million for the three months ended September 30, 2001.

Year to date revenues for the nine months ended September 30, 2002 were $29.2 million, compared to $12.4 million for the nine months ended September 30, 2001. Net Income for the nine months ended September 30, 2002 was $4.7 million, compared to a loss for the nine months ended September 30, 2001 of $0.9 million. Fully diluted EPS was $0.17 compared to ($0.04) in the same period last year.

Subscriber numbers fluctuate with marketing initiatives and other factors, but September 2002 paying subscribers* rose to 237,000, an increase of 5% from 225,000 in June 2002. September 30, 2002 current subscribers# rose to 191,000, an increase of 5% versus June 30, 2002 current subscribers. Gross new subscriptions added in the quarter fell by 6% quarter on quarter to 144,851, mostly due to seasonal factors.

*	Subscribers who had a subscription at any point during the last month of the quarter

#	Subscribers who had a subscription as at the last day of the quarter

Commenting on the above results, Mel Morris, President and Chief Executive Officer said, “I am pleased with another solid quarter of growth, during which we achieved record revenues and delivered our guidance EBITDA. We continue to generate significant free cash flow and our unrestricted cash balance grew to $6.3 million at the end of Q3. Our performance this quarter further demonstrates the sustainability and merit of uDate’s business model, which benefits from dynamic and attractive user-generated content. Because we do not need editorial input, uDate can keep overheads low, and capture higher margins than many other types of company.”

Operational Highlights

•	Growth in newer markets was particularly encouraging and uDate’s proximity to, and understanding of, developing European markets is helping the Company to build the foundations for future growth. For instance, uDate’s fastest growing market is now the UK where the Company has 670,000 registered members and a leading position. With the recent appointment of a senior executive to supervise roll-out, uDate looks forward to repeating its UK success across continental Europe.

•	uDate boosted its US operational presence, opening a new office in Teaneck, New Jersey. The Teaneck office is currently staffed by technical personnel, who will shortly be joined by a commercial team to be headed by Sam Bedford, Vice-President of Marketing, US.

Development Progress on New Application

uDate’s project to launch the new application nears completion, and the new site has been functioning well under test conditions. The new application has revenue-driving capability at its core, and the Company believes that it will deliver a revolutionary improvement in the user experience. Commenting on progress, Mel Morris said “We have identified an enormous opportunity, and are poised to access a much wider market with a new application that will significantly raise the bar for the industry. Marketing deals featuring the new application are currently being negotiated and will commence in the first quarter of 2003. In the meantime, honing of the system continues and we are confident that roll-out will begin in Q4.”

Guidance

On the subject of guidance, Mel commented “Guidance for the fourth quarter previously assumed a launch of our new application in October, which would have delivered significant revenue upside in the quarter. The launch is now scheduled for December, which means that any growth in receipts will flow into deferred income with the revenue accruing in early 2003. As a result, we no longer believe we will achieve our previously stated fourth quarter guidance. Our revised revenue guidance for the fourth quarter is between $10.0 million and $10.8 million. Furthermore, to capitalize on the competitive advantage of our new application, our focus will shift towards top line growth for 2003. We are significantly increasing our marketing spend as well as making additional technology investments including a second data center. This shift in strategy will lower our EBITDA margins going forward. As a result, fourth quarter EBITDA is expected to be in the range of $2.0 million to $2.5 million.”

About uDate.com, Inc.

uDate.com, Inc. is a global online personals group with approximately 13 million members in more than 100 countries around the world as at September 30, 2002. The Company operates two leading Web properties www.udate.com and www.kiss.com.

uDate.com was launched in February 1999 and was able to acquire customers quickly by offering a superior technology to that which existed in the market at the time. uDate.com, Inc. became a challenger for overall global market leadership of the online dating sector when it acquired kiss.com in 2001.

uDate.com, Inc. is a public company trading under the ticker symbol UDAT on the OTCBB exchange.

Forward-Looking Statements

Certain statements in this press release that do not contain historical facts or information are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include those (a) that contain the words “may”, “guidance”, “will”, “should”, “estimates”, “predicts”, “potential”, “continue”, “strategy”, “believes”, “anticipates”, “plans”, “expects”, “intends”, and similar expressions, (b) that describe any of the Company’s or management’s plans, objectives or goals for future operations and products, or (c) that concern the characteristics and growth of the Company’s markets or customers or products or the expected liquidity and capital resources of the Company. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, levels of activity, performance or achievements of the Company to be materially different from any future levels of results, activity, performance or achievements expressed or implied by such forward-looking statements. Such risks include, among others, those set forth in the Company’s Annual Report on Form 10-KSB under the heading, “Risk Factors” contained within Item 6. Management’s Discussion and Analysis or Plan of Operations. Such Risk Factors include the following: risks related to the Company’s financial condition and business model, risks related to the Company’s markets and strategy, risks related to the internet and the Company’s technology infrastructure, risks related to government regulation, and risks related to volatility in the price for the Company’s securities and the effect of future sales of the Company’s common stock. For a detailed discussion of these risk factors and other cautionary statements, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2001 and its quarterly reports on Form 10-QSB.

CONTACT:	Toby Rowland
uDate.com, Inc.
Vice-President, Global Communications
investors@udate.com

Financial Information

All numbers are in US dollars

UDATE.COM, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (unaudited)

	Three months ended		Nine months ended

	September 30,	September 30,	September 30,	September 30,
	2002	2001	2002	2001

Revenues	$10,643,837	$6,620,863	$29,164,319	$12,376,423
Operating expenses:
Selling, general and administrative expenses	2,566,514	2,414,863	7,999,277	5,675,492
Advertising expense	4,088,190	2,172,926	11,650,063	4,696,385
Depreciation	300,322	194,041	803,974	536,475
Amortization of goodwill and intangible assets	278,575	1,039,068	835,725	2,076,606

Total operating expenses	7,233,600	5,820,898	21,289,038	12,984,958

Net income (loss) before interest and income taxes	3,410,237	799,965	7,875,281	(608,535)
Interest income	18,690	3,565	43,997	12,635
Interest expense	1,381	279,581	121,296	290,968

Net income (loss) before income taxes	3,427,546	523,949	7,797,982	(886,868)
Income taxes	1,533,344	—	3,144,662	—

Net income (loss)	$1,894,202	$523,949	$4,653,320	$(886,868)

Basic earnings per share	0.08	0.02	0.19	(0.04)
Diluted earnings per share	0.07	0.02	0.17	(0.04)
Weighted average number of shares used in calculation of basic earnings per share	25,225,821	24,590,012	25,142,843	22,518,996
Weighted average number of shares used in calculation of diluted earnings per share	26,708,000	24,590,012	27,100,575	22,518,996

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